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                                 Exhibit 10.13
                                 -------------

                           CUSTOMER SERVICE AGREEMENT

This Agreement is made effective as of December 15, 1996, by and between SSC Marketing, Inc. of 2615 Pacific Coast Highway, Suite 300, Hermosa Beach, California 90254 and Safe Alternatives Corporation of America, Inc., of 27 Governor Street, Ridgefield, Connecticut 06877.

In this Agreement, the party which is contracting to receive services shall be referred to as "SAC", and the party who will be providing the services shall be referred to as "SSC".

SSC has a background in performing all customer service functions to support all marketing, sales and distribution requirements of a manufacturer of goods. SSC is skilled in accounting, communications and electronic information systems utilization, and is willing to provide services to SAC based on this background.

SAC desires to have services provided by SSC.

Therefore, the parties agree as follows:

     1. DESCRIPTION OF SERVICES. Beginning on December 15, 1996, SSC will provide the following services, (collectively the "Services"). Customer setup for sales order entry. Invoicing, order tracking, distribution center coordination, all daily accounting functions (credits, debits, taxes, multi-currency interchanges, customer accrual, cash discount management, journal postings, general ledger transactions, overdue receivable management, aged trial balance reporting), sales forecasting and planning, category budgeting and any other normal daily service that is reasonably expected by SAC. Implement "GoldMine" contact management system into SAC's information flow. Implement Lotus CC Mail connectively between SSC and SAC. SSC shall keep current in computer technology and update SAC's computer systems when appropriate.

     2. PERFORMANCE OF SERVICES. The manner in which services are to be performed and the specific hours to be worked by SSC shall be determined by SSC. SAC will rely on SSC to work as many hours as may be reasonably necessary to fulfill SSC's obligations under this Agreement.
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     3.  PAYMENT.  SAC will pay a fee to SSC based on five thousand ($5,000.00)
per month for services provided by SSC. This fee shall be payable semi-monthly, no later than fifteen days after the end of each applicable two week period during which Services were performed until such time that SAC's needs and volume of business outstrip SSC's ability to perform all tasks at the agreed to monthly fee. At such time, SSC requires that the fee be reviewed and a new fee be agreed upon that compensates SSC for the new level or volume of services rendered of, if an agreement cannot be reached, this agreement shall be deemed null and void and all SAC data, including all computer disks and paperwork, shall be returned immediately to SAC. Should SSC unreasonably delay the process of turning over the information to SAC, SSC shall be liable for any damages suffered by SAC. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that SSC shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which SSC has not yet been paid. SAC shall reimburse SSC for postage and computer related telephone charges.

4. SUPPORT SERVICES. SAC will provide the following support services for the benefit of SSC:

     - company stationery and business cards for managers. No literature shall be distributed without prior approval of SAC.

5. NEW PROJECT ARRIVAL. SSC and SAC recognizes that SSC's services will include working on various projects for SAC. SSC shall obtain the approval of SAC prior to the commencement of a new project.

6. TERM/TERMINATION. This Agreement may be terminated by either party upon 45 days written notice to the other party, unless the termination is for cause.

7. RELATIONSHIP OF PARTIES. It is understood by the parties that SSC is an independent contractor with respect to SAC, and not an employee of SAC. SAC will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of SSC. SSC shall provide appropriate liability insurance and worker's compensation insurance.
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8.  DISCLOSURE.  SSC is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of SAC. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

     -  a product or product line of SAC
     -  a manufacturing process of SAC
     - any activity that SSC may be involved with on behalf of SAC Failure to disclose shall be deemed cause for termination.

9. EMPLOYEES. SSC's employees, if any, who perform services for SAC under this Agreement shall also be bound by the provisions of this Agreement.

10. INJURIES. SSC acknowledges SSC's obligation to obtain appropriate insurance coverage for the benefit of SSC (and SSC's employees, if any). SSC waives any rights to recover from SAC for any injuries that SSC (and SSC's employees) may sustain while performing services under this Agreement and that are a result of the negligence of SSC or SSC's employees.

11. RETURN OF RECORDS. Upon termination of this Agreement, SSC shall deliver all records, notes, data, memorandums, models and equipment of any nature that are in SSC's possession or under SSC's control and that are SAC's property or relate to SAC's business.

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

Company:    Safe Alternatives Corporation of America, Inc.
            Paul Grillo, or his successor
            27 Governor Street
            Ridgefield, Connecticut 06877

Consultant:  SSC Marketing, Inc.
             Steven S. Cady
             President
             2615 Pacific Coast Highway, Suite 300
             Hermosa, California 90254
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Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties have set their hand and seal this _______ day of December, 1996.


                                     Safe Alternatives Corporation
                                       of America, Inc.


                                    By: s/Stephen J. Thompson
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Witness                                 Stephen J. Thompson,
                                        its President
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                                     SSC Marketing, Inc.



                                  by: s/Steven Cady
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Witness                               Steven Cady